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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         ELITE INFORMATION GROUP, INC.

                                       AT

                          $14.00 NET PER SHARE IN CASH

                                       BY

                             GULF ACQUISITION CORP.

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                            THE THOMSON CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON THURSDAY, MAY 8, 2003, UNLESS THE OFFER IS EXTENDED.

                                                                  April 11, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     GULF ACQUISITION CORP., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of THE THOMSON CORPORATION, a corporation organized under the laws of Ontario, Canada ("Thomson"), has offered to purchase any and all of the outstanding shares of common stock, par value $0.01 per share ("Shares"), of ELITE INFORMATION GROUP, INC., a Delaware corporation (the "Company"), at a purchase price of $14.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in the Purchaser's Offer to Purchase, dated April 11, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THE NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES THEN OWNED BY THOMSON OR ANY SUBSIDIARY OF THOMSON, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS (OTHER THAN THE RIGHTS ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED AS OF APRIL 14, 1999, AS AMENDED, BETWEEN THE COMPANY AND EQUISERVE TRUST COMPANY, N.A., AS RIGHTS AGENT)) AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, OR ANY APPLICABLE FOREIGN ANTITRUST LAW, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE "SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE" AND "SECTION 14. CERTAIN CONDITIONS OF THE OFFER," WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, enclosed are the following documents:

          1.  Offer to Purchase, dated April 11, 2003;
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          2.  Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Computershare Trust Company of New York (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

          4. A letter to stockholders of the Company from Christopher K. Poole, President/Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7.  Return envelope addressed to the Depositary.

     YOU ARE URGED TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 8, 2003, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Innisfree M&A Incorporated (the "Information Agent") at its address and telephone number set forth on the back cover of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                         Very truly yours,

                                         Gulf Acquisition Corp.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THOMSON, PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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